                                              ---------------------------------
                                                           APPROVAL
                                              ---------------------------------
                                                OMB Number:         3235-0145
                                                Expires:     October 31, 1997
                                                Estimated average burden
                                                hours per response....  14.90
                                              ---------------------------------



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*

                            INTERACTIVE GROUP, INC.
                            -----------------------
                                (Name of Issuer)

                          COMMON STOCK $.001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                  45837J 10 2
                                 -------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            FILED FEBRUARY 13, 1997
                     (REFLECTING OWNERSHIP AS OF 12/31/96)

CUSIP NO. 45837J 10 2              SCHEDULE 13G               Page 2 of 4 Pages


   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            MARK HELLINGER
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
          ---------------------------------------------------------------------

                       5      SOLE VOTING POWER
  NUMBER OF                     352,774
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                      -0-
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH                    352,774
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                                -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             352,774
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.86%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
            IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

(a)      Name of Issuer:  INTERACTIVE GROUP, INC.

(b)      Address of Issuer's Principal Executive Officers:
           5095 MURPHY CANYON ROAD
           SAN DIEGO, CA  92123

ITEM 2.

(a)      Name of Person Filing: MARK HELLINGER

(b)      Address of Principal Business Office or, if none, Residence:
           5095 MURPHY CANYON ROAD
           SAN DIEGO, CA  92123

(c)      Citizenship:  UNITED STATES

(d)      Title of Class of Securities:  COMMON STOCK, $.001 PAR VALUE

(e)      CUSIP Number:  45837J 10 2

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

(a)      Amount Beneficially Owned:  352,774

(b)      Percent of Class:  7.86%

(c)      Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:                352,774
         (ii)  shared power to vote or to direct the vote:              -0-
         (iii) sole power to dispose or to direct the disposition of:   352,774
         (iv)  shared power to dispose or to direct the disposition of: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE.

ITEM 10. CERTIFICATION

NOT APPLICABLE

                                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       February 6, 1997
                                       --------------------------------------
                                       Date


                                       /s/  Mark Hellinger
                                       --------------------------------------
                                       Signature


                                       Mark Hellinger
                                       --------------------------------------
                                       Name/Title